Exhibit 5.1

November 10, 2005

Akid Corporation [Mazal Plant Pharmaceuticals Inc.]
43 West 33rd Street
New York, NY 10001

Re: Registration Statement on Form S-8 Relating to 1,000,000 Additional Shares of Common Stock, no par value, of Mazal Plant Pharmaceuticals Inc. issuable under its Stock Option Plan

Gentlemen:

We are special securities counsel to Mazal Plant Pharmaceuticals Inc, a Colorado corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") relating to the issuance of up to an aggregate 1,000,000 shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), pursuant to stock options to be granted pursuant to the Company's 2005 Stock Compensation Plan, as amended (the "Plan").

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation of the Company, as is currently in effect, the Registration Statement, the Plan, resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the proposed registration and issuance of the Shares and we have not examined nor reviewed any documents other than those specified above, nor have we conducted any independent factual investigation in connection with this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the accuracy and completeness of all public records reviewed. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon exercise of any options duly granted pursuant to the terms of the Plan have been duly and validly authorized and, when the Shares have been paid for in accordance with the terms of the Plan and certificates therefore have been duly executed and delivered, such Shares will be duly and validly issued, fully paid and non-assessable except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SR Kronengold